                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant /X/
     Filed by a Party other than the Registrant / /
     Check the appropriate box:
     / / Preliminary Proxy Statement       / / Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     /X/ Definitive Proxy Statement
     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                         Coram Healthcare Corporation
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

--------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
     (3) Filing Party:

--------------------------------------------------------------------------------
     (4) Date Filed:

--------------------------------------------------------------------------------

                                  [LETTERHEAD]

Donald J. Amaral
Chief Executive Officer and President

                               November 13, 1995

Dear Stockholder:

     You are cordially invited to attend the 1995 Annual Meeting of Stockholders of Coram Healthcare Corporation (the "Company"), which will be held on Monday, December 11, 1995 at 9:00 a.m. local time, at The Westin Hotel, 1672 Lawrence Street, Denver, Colorado. In addition to the matters to be acted upon at the meeting, which are described in detail in the attached Notice of Annual Meeting of Stockholders and Proxy Statement, there will be a report to the stockholders on the operations of the Company. I hope that you will be able to attend.

     Whether or not you plan to be at the meeting, please be sure to complete, date, sign and return the proxy card enclosed with this Proxy Statement as promptly as possible so that your shares may be voted in accordance with your wishes. Your vote, whether given by proxy or in person at the meeting, will be held in confidence by the Inspector of Election for the meeting.

                                            Sincerely,


                                            /s/ DONALD J. AMARAL
                                            ------------------------------
                                            DONALD J. AMARAL
                                            Chief Executive Officer and
                                            President

                          CORAM HEALTHCARE CORPORATION
                      1125 SEVENTEENTH STREET, SUITE 1500
                             DENVER, COLORADO 80202

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD DECEMBER 11, 1995

To the Stockholders of Coram Healthcare Corporation:

     NOTICE IS HEREBY GIVEN that the 1995 Annual Meeting of Stockholders (the "Meeting") of Coram Healthcare Corporation, a Delaware corporation ("Coram" or the "Company"), will be held on Monday, December 11, 1995, at 9:00 a.m. local time, at The Westin Hotel, 1672 Lawrence Street, Denver, Colorado, for the following purposes:

     (1) To elect eight directors to serve until the 1996 Annual Meeting of Stockholders and until their successors are duly elected and qualified;

     (2) To ratify the appointment of Ernst & Young LLP, as the independent auditors of the Company for the Company's 1995 fiscal year; and

     (3) To transact such other business as may properly come before the meeting or any adjournments thereof.

     These matters are more fully described in the accompanying Proxy Statement. The Board of Directors of the Company has fixed the close of business on November 6, 1995, as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Meeting. Only holders of the Company's common stock, $.001 par value per share, at the close of business on the Record Date are entitled to notice of, and to vote at, the Meeting. A complete list of stockholders entitled to vote at the Meeting will be available for examination during normal business hours by any stockholder, for purposes related to the Meeting, for a period of ten days prior to the Meeting, at the Company's corporate offices located at 1125 Seventeenth Street, Suite 1500, Denver, Colorado 80202.

     You are cordially invited to attend the Meeting. Whether or not you plan to attend the Meeting in person, please complete, date and sign the accompanying proxy card and return it promptly in the enclosed envelope to ensure that your shares are represented and voted in accordance with your wishes. If you choose, you may still vote in person at the Meeting even though you previously submitted your proxy. You may revoke your proxy by following the procedures set forth in the accompanying Proxy Statement.

                                            By order of the Board of Directors


                                            /s/ RICHARD M. SMITH
                                            -----------------------------------
                                            Richard M. Smith, Secretary

Denver, Colorado
November 13, 1995

                          CORAM HEALTHCARE CORPORATION
                      1125 SEVENTEENTH STREET, SUITE 1500
                             DENVER, COLORADO 80202

                             ---------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                               DECEMBER 11, 1995

                             ---------------------

                              GENERAL INFORMATION

     This Proxy Statement and the accompanying proxy card are being furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors (the "Board of Directors") of Coram Healthcare Corporation, a Delaware corporation ("Coram" or the "Company"), to be used at the 1995 Annual Meeting of Stockholders of the Company to be held on Monday, December 11, 1995, at 9:00 a.m., local time, at The Westin Hotel, 1672 Lawrence Street, Denver, Colorado, and at any adjournment or postponement thereof (the "Meeting"). This Proxy Statement and the accompanying proxy card are first being mailed to the holders of the Company's common stock, $.001 par value per share (the "Common Stock"), on or about November 13, 1995. The Company's Annual Report to Stockholders, which includes financial statements for the fiscal year ended December 31, 1994, is being concurrently mailed or delivered with this Proxy Statement to stockholders entitled to vote at the Meeting. The Annual Report is not to be regarded as proxy solicitation material.

     Stockholders of the Company represented at the Meeting will consider and vote upon (i) the election of eight directors to serve until the 1996 Annual Meeting of Stockholders of the Company and until their successors are duly elected and qualified, (ii) the ratification of the appointment of Ernst & Young LLP, as the Company's independent auditors for the year ending December 31, 1995 and (iii) such other business as may properly come before the Meeting. The Company is not aware of any other business to be presented for consideration at the Meeting.

                       VOTING AND SOLICITATION OF PROXIES

     The enclosed proxy provides that each stockholder may specify that his or her shares be voted "FOR" the election of the named nominees to the Company's Board of Directors with provision to "WITHHOLD AUTHORITY" as to all nominees or any individual nominee or nominees; and voted "FOR," "AGAINST" or "ABSTAIN" from voting with respect to the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 1995. In accordance with Delaware law, broker non-votes will not be counted and will be treated as not present for purposes of calculating the vote on a proposal for which no specification is made in the proxy. Abstentions will be counted in tabulations of the votes cast on proposals presented to stockholders. Execution of a proxy given in response to this solicitation will not affect a stockholder's right to attend the meeting and to vote in person. Presence at the meeting of a stockholder who has signed a proxy does not alone revoke a proxy. Any proxy may be revoked by any stockholder who attends the Meeting and gives oral notice of his or her intention to vote in person without compliance with any other formalities. Any stockholder who executes and returns a proxy may revoke it by executing a subsequent proxy or by giving written notice of revocation to the Secretary of the Company at any time before it is voted at the meeting. The persons named in the proxies will have discretionary authority to vote all proxies with respect to additional matters that are properly presented for action at the Meeting.

     The Company has fixed the close of business on November 6, 1995 as the record date for determining the holders of its Common Stock who will be entitled to notice of and to vote at the meeting. On that date, the Company had issued and outstanding 40,369,015 shares of its Common Stock which are the only outstanding shares of capital stock of the Company having general voting rights. Holders of the Company's Common Stock are entitled to one vote for each share owned of record. Shares representing a majority of the votes entitled to be cast by the holders of the outstanding shares of Common Stock must be represented in person or by proxy at the Meeting in order for a quorum to be present.

     This proxy solicitation is made by and on behalf of the Board of Directors. Solicitation of proxies for use at the Meeting may be made in person or by mail, telephone or telegram, by directors, officers and regular employees of the Company. Such persons will receive no additional compensation for any solicitation activities. The Company will request banks and brokers to solicit their customers who beneficially own shares listed of record in names of nominees, and will reimburse those banks and brokers for their reasonable out-of-pocket expenses in connection with such solicitation. The Company will bear the entire cost of preparing, assembling, printing and mailing this proxy statement and the enclosed form of proxy, and of soliciting proxies (including, without limitation, costs, if any, related to advertising, printing, fees of attorneys, financial advisors, proxy solicitors, accountants, public relations, transportation, litigation and other costs material to the solicitation).

     The First National Bank of Boston ("Bank of Boston"), the transfer agent and registrar for the Common Stock, has been appointed by the Board of Directors to serve as Inspector of Election at the Meeting. All proxies and ballots delivered to Bank of Boston shall be kept confidential by Bank of Boston.

                                   PROPOSAL 1

                          ELECTION OF CORAM DIRECTORS

     Eight directors are to be elected and qualified at the Meeting. In the absence of written instructions to the contrary, proxies representing shares of Coram Common Stock will be voted FOR the election of each of the persons listed in the following paragraph as directors of Coram for a term commencing on the date of the Meeting and continuing until the next Annual Meeting of Stockholders and until their successors have been duly elected and qualified. In the event that any nominee for director should become unavailable or declines to serve, it is intended that votes will be cast, pursuant to the enclosed proxy, for an additional nominee designated by Coram. As of the date of this Proxy Statement, the Coram Board of Directors has no knowledge that any of the persons named will be unavailable or will decline to serve. None of the nominees has any family relationship among themselves or with any executive officer of Coram.

        THE CORAM BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF ALL NOMINEES FOR DIRECTOR IDENTIFIED BELOW TO SERVE UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDERS AND UNTIL THEIR SUCCESSORS HAVE BEEN DULY ELECTED AND QUALIFIED

INFORMATION CONCERNING NOMINEES TO THE CORAM BOARD OF DIRECTORS

     Information is set forth below concerning the nominees for election as directors of Coram. All of the incumbent directors are nominees for election as directors at the Meeting. Each nominee has furnished information as to his beneficial ownership of Coram Common Stock as of November 6, 1995, and, if not employed by Coram, the nominee's principal occupation. Each nominee has consented to being named in this Proxy Statement, as a nominee for director of Coram and has agreed to serve as a director of Coram if elected. Except as provided below, none of the nominees for director has entered into any arrangement or understanding pursuant to which such person is to be selected as a director or nominee for director.

                                                                                       DIRECTOR
                   NAME                  AGE            POSITION WITH CORAM              SINCE
    -----------------------------------  ----    ----------------------------------    ---------
    James M. Sweeney...................   53                  Chairman                   1994
    Donald J. Amaral...................   43     Director, Chief Executive Officer       1995
                                                           and President
    Tommy H. Carter....................   53               Vice Chairman                 1994
    Richard A. Fink....................   40                  Director                   1994
    Andrew J. Nathanson*...............   37                  Director                   1995
    Stephen G. Pagliuca................   40                  Director                   1994
    L. Peter Smith.....................   47                  Director                   1994
    Dr. Gail R. Wilensky...............   52                  Director                   1994

---------------

* It is currently anticipated that Mr. Nathanson will be appointed to the Coram Board of Directors subsequent to the date hereof but prior to the date of the Meeting pursuant to the terms of the Securities Purchase Agreement dated as of April 6, 1995, as amended (the "Purchase Agreement"), by and among Coram, Coram, Inc., its wholly-owned subsidiary, and Coram Funding, Inc., an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") pursuant to which an affiliate of DLJ provided a $150 million bridge loan to Coram. Mr. Nathanson is serving on the Board as a designee of DLJ. See "Certain Relationships and Transactions."

     Mr. Sweeney is currently serving as the Chairman of the Board of Directors of Coram and has been serving as such since July 1994. Mr. Sweeney previously served as Chief Executive Officer of Coram from July 1994 until October 13, 1995. He also served as President from August 3, 1995 through October 13, 1995. Prior to joining Coram, Mr. Sweeney was the Chairman and Chief Executive Officer of McGaw, Inc., and served as a member on the Board of Directors of McGaw, Inc. from October 1990 until he resigned effective February 7, 1994. From February 1988 to October 1990, Mr. Sweeney was the Chairman and Chief Executive Officer of CarePartners, Inc., a provider of patient monitoring services and home therapies. Mr. Sweeney was the founder of Caremark, Inc., formerly the largest home infusion therapy company in the United States, and served as its Chairman and Chief Executive Officer from June 1979 to February 1988.

     Mr. Amaral has been director, President and Chief Executive Officer of the Company since October 13, 1995. Previously, he was President and Chief Operating officer of OrNda Healthcorp ("OrNda") from April 1994 to August 1995, and served in various executive positions with Summit Health Ltd. ("Summit") from October 1989 to April 1994, including President and Chief Executive Officer between October 1991 and April 1994. Summit was merged into OrNda in April 1994. Prior to joining Summit, Mr. Amaral was President and Chief Operating Officer of Mediplex Group, Inc., a health care subsidiary of Avon Products, Inc., from 1986 until October 1989. Mr. Amaral is also Chairman of the Board of Summit Care Corporation.

     Mr. Carter has served as Vice Chairman of Coram since July 1994. Mr. Carter came out of retirement to assume the duties of Chief Executive Officer and President of T2 Medical, Inc. ("T2") in September 1993. Between September 1993 and July 1994, Mr. Carter was Chief Executive Officer and President of T2. Prior to September 1993, Mr. Carter, a co-founder of T2, served as President of T2 from 1984 to October 1988 and as a director from 1984 to 1990. From November 1978 to May 1984, Mr. Carter served in various capacities with Kendall McGaw Corporation, a manufacturer of intravenous fluids and equipment, including Regional

Manager, National Sales Administration Manager, and Vice President of Sales and Marketing for the United States.

     Mr. Fink has served as a director of Coram since July 1994. Mr. Fink has been a partner of the law firm of Brobeck, Phleger & Harrison since October 1987 and is currently Chairman of that firm's Business & Technology Group.

     Mr. Nathanson has been a Managing Director of DLJ since January 1991 and served as Senior Vice President of DLJ between January 1990 and January 1991. Mr. Nathanson has also served as a director of Specialty Foods Corporation, a diversified food producer and distributor, since August 1993.

     Mr. Pagliuca has served as a director of Coram since July 1994. Mr. Pagliuca founded Information Partners, a venture capital and management buyout company based in Boston, Massachusetts, in 1989 and has been Managing Director since that time, focusing on health care and information industry private-equity investment opportunities. Prior to 1989, Mr. Pagliuca was a partner at Bain & Company, a management consulting firm based in Boston, Massachusetts, where he concentrated on the health care and information industries.

     Mr. Smith has served as a director of Coram since July 1994. Between November 1993 and July 1994, Mr. Smith was director of Medisys, Inc. ("Medisys"). Mr. Smith served as the Managing Partner of AllCare Health Services, Inc., which was acquired by Medisys in December of 1992. Mr. Smith is also President and serves on the Board of Directors of Ralin Medical, Inc. ("Ralin"), a company specializing in cardiac disease management. Prior to joining Ralin in 1990, Mr. Smith served in various capacities with Baxter Healthcare. From 1984 through 1989 he was president of the home infusion therapy division of Baxter Healthcare. Mr. Smith also serves on the Board of Directors of Sabratek, Inc. and AMSYS, Inc.

     Dr. Wilensky has served as a director of Coram since November 1994. Since January 1993, Dr. Wilensky has served as a Senior Fellow at Project HOPE and since May 1995 has served as chair of the Physician Payment Review Commission. From March 1992 to January 1993, Dr. Wilensky served in the Bush Administration as Deputy Assistant to the President for Policy Development, responsible for advising the President on health and welfare issues. From January 1990 to March 1992, Dr. Wilensky served in the Department of Health and Human Services, where she directed the Medicare and Medicaid programs. From April 1983 to January 1990, Dr. Wilensky was Vice President, Division of Health Affairs at Project HOPE. Dr. Wilensky is an elected member of the Institute of Medicine of the National Academy of Sciences. She has also served as a member of the Physician Payment Review Commission and the Health Advisory Committee of the General Accounting Office. Dr. Wilensky also serves as a Director of United HealthCare Corporation, Syncor International Corporation and Advanced Tissue Sciences, Inc.

                      MEETINGS AND COMMITTEES OF THE BOARD

     The Coram Board of Directors met five times during the fiscal year ended December 31, 1994. Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Coram Board of Directors held subsequent to the date of their election or appointment to the Board and (ii) the total number of meetings held by all committees of the Board of Directors on which such director served.

     Coram has an Audit Committee, a Compensation Committee and a Compliance and Quality Assurance Committee. Coram does not have an executive or nominating or similar committee. The Board generally acts in its entirety upon matters which might otherwise be the responsibility of such committees.

     Coram Audit Committee. The Coram Audit Committee is currently composed of Messrs. Smith and Pagliuca, each a non-employee director of Coram. The Audit Committee's principal functions are: (i) to recommend to the Coram Board of Directors the independent public accountants to be engaged by Coram and to arrange or approve the details of their engagement, including the remuneration to be paid; (ii) to review with the independent public accountants Coram's general policies and procedures with respect to audits and accounting and financial controls, the general accounting and reporting principles and practices applied in preparing the financial statements and conducting financial audits of Coram, and to recommend to management changes or improvements therein; and (iii) to perform such other functions as the Coram Board of Directors may from time to time elect. The Audit Committee did not meet during the fiscal year ended December 31, 1994.

     Coram Compensation Committee. The Coram Compensation Committee currently consists of Messrs. Fink and Pagliuca, each a non-employee director of Coram. The Compensation Committee's principal functions are: (i) to recommend to the Coram Board of Directors the salaries and other terms of employment for the senior executive officers of Coram and make recommendations to the Coram Board of Directors with respect to proposals for new benefits, incentive plans or programs and (ii) to administer the Company's 1994 Stock Option/Stock Issuance Plan (the "Coram Option Plan") and grant stock options and stock issuances thereunder to all eligible individuals, including members of the executive and managerial group. The Compensation Committee took action by written consent seven times during the fiscal year ended December 31, 1994.

     Coram Compliance and Quality Assurance Committee. The Coram Compliance and Quality Assurance Committee, established by the Coram Board of Directors in February 1995, consists of Dr. Gail R. Wilensky and Richard A. Fink. The Compliance and Quality Assurance Committee is responsible for overseeing and ensuring Coram's compliance with applicable laws, regulations, and a corporate code of conduct currently under development by Coram, as well as providing oversight of Coram's corporate compliance program as it relates to the conduct of its business to ensure that the highest standards of business, professional, legal and personal ethics are being met by Coram in the delivery of its services and products.

COMPLIANCE WITH SECTION 16

     Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Coram's directors, executive officers and persons who beneficially own greater than 10% of a registered class of Coram's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission") and the New York Stock Exchange. Based solely upon its review of copies of the Section 16 reports Coram has received and written representations from certain reporting persons, Coram believes that during its fiscal year ended December 31, 1994, all of its directors, executive officers and greater than 10% beneficial owners were in compliance with their filing requirements.

                               EXECUTIVE OFFICERS

     The following table sets forth the name, age and business experience during at least the last five years of each of the executive officers of Coram. The executive officers serve at the pleasure of the Board of Directors of Coram. Biographical information with respect to Donald J. Amaral is set forth under the caption "ELECTION OF CORAM DIRECTORS" above.

                       NAME                     AGE                  POSITION(S)
    ------------------------------------------  ----    --------------------------------------
    Donald J. Amaral..........................   43     Chief Executive Officer and President
    Richard M. Smith..........................   36     Chief Financial Officer and Secretary
    John T. Gallatin..........................   45     Executive Vice President
    Kelly J. McCrann..........................   40     Executive Vice President

     Mr. Smith has been the Chief Financial Officer of Coram since August 1995 and has been serving as Secretary since July 1995. Mr. Smith also served as Vice President, Tax and Treasury, from October 1994 to August 1995. Between November 1993 and October 1994, Mr. Smith served as Vice President, Finance and Treasurer, and Assistant Secretary, for CoreSource, Inc., a health care company specializing in third party claims administration, workers compensation and integrated health delivery systems. Mr. Smith served as Assistant Treasurer from July 1990 to November 1993 and Director of Taxes from July 1985 to July 1990 of Lane Industries, Inc., a holding company engaged in the manufacture of office products, hotel ownership and management, radio stations, farming and ranching. Prior to July 1985, Mr. Smith served in various capacities with KPMG Peat Marwick as tax accountant and tax manager.

     Mr. Gallatin was appointed as an Executive Vice President in August 1995. Between March 1995 and August 1995, Mr. Gallatin served as the President of Coram Physician Services, Inc., a subsidiary of Coram, and between July 1994 and March 1995, Mr. Gallatin served as a Vice President of Coram. Between October 1991 and July 1994, Mr. Gallatin served as Executive Vice President of T2. Prior to October 1991, Mr. Gallatin served as the Southeast Area Vice President of Caremark International, Inc. Before joining Caremark International, Inc. in 1986, he served as the Vice President of Baxter Healthcare's Alternate Site Group in the Southeast Area from 1985 to 1986, served as the Director of National Accounts for Continue Care, Inc., the home infusion division of American Hospital Supply, Inc. from 1984 to 1985, and held various other sales and management positions with American Hospital Supply, Inc. between 1977 and 1984.

     Mr. McCrann has been an Executive Vice President of Coram since August 1995. Previously, Mr. McCrann served as President, Lithotripsy Division, of Coram from July 1994 to August 1995. Between February 1994 and July 1994, Mr. McCrann served as a consultant to T2. During 1990 through 1993, Mr. McCrann served as Vice President of Strategy with Secomerica, Inc., a company involved in alternate site infusion therapy, pediatric specialty care, ambulance services and residential security, and its wholly-owned subsidiary, HMSS, Inc., a regional provider of home infusion services. Prior to 1990, Mr. McCrann served as Vice President of Strategy for American Medical International, Inc. and as a consultant with McKinsey & Company, Inc.

                  SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS
                            AND MANAGEMENT OF CORAM

     The following table sets forth as of November 6, 1995, the number of shares of Coram's outstanding Common Stock, beneficially owned by (i) each person known to Coram to be the owner of more than 5% of any such class, (ii) each of Coram's directors, (iii) each of the Chief Executive Officer and two other most highly compensated executive officers as of December 31, 1994, (iv) the current executive officers of the Company and (v) all directors and executive officers of Coram as a group. All information is taken from or based upon ownership filings made by such persons with the Commission or upon information provided by such persons to Coram. Unless otherwise indicated, the address of each person named below is 1125 Seventeenth Street, Suite 1500, Denver, Colorado 80202.

                                                                                PERCENTAGE OF
                                                               NUMBER OF          SHARES OF
                     NAME AND ADDRESS OF                       SHARES OF         COMMON STOCK
                     BENEFICIAL OWNER(1)                    COMMON STOCK(2)     OUTSTANDING(2)
    ------------------------------------------------------  ---------------     --------------
    James M. Sweeney(3)...................................     3,500,000            8%
    Donald J. Amaral(4)...................................           -0-            *
    Tommy H. Carter(5)....................................       109,087            *
    Richard A. Fink(6)....................................        75,000            *
    Andrew J. Nathanson...................................           -0-            *
    Stephen G. Pagliuca(7)................................        75,000            *
    L. Peter Smith(8).....................................       135,081            *
    Dr. Gail R. Wilensky(9)...............................        75,000            *
    Richard M. Smith(10)..................................       106,770            *
    John T. Gallatin(11)..................................       212,440            *
    Kelly J. McCrann(12)..................................       200,000            *
    Patrick J. Fortune(13)
      8240 Cattail Drive
      Niwot, CO 80503.....................................        87,500            *
    Sam R. Leno(14)
      1774 Foothills Drive South
      Golden, CO 80401....................................        37,500            *
    All Executive Officers and Directors as
      a group (11 persons)(15)............................     4,403,021           9.8%
    Putnam Investments, Inc.
      One Post Office Square
      Boston, MA 02109....................................     2,511,400           5.7%
    Putnam Investment Management, Inc.
      One Post Office Square
      Boston, MA 02109....................................     2,217,800           5.2%

---------------

  *  Less than 1%

 (1) Messrs. Fortune and Leno, each of whom are Named Executive Officers, resigned on August 3, 1995 and July 10, 1995, respectively. Mr. Amaral, who is also a director of the Company, assumed the duties of President and Chief Executive Officer from Mr. Sweeney on October 13, 1995. Mr. Richard
     M. Smith assumed the duties of Chief Financial Officer on August 30, 1995 and Messrs. McCrann and Gallatin also became executive officers of the Company on August 3, 1995. Beneficial ownership information has been provided for the holdings of Messrs. Richard M. Smith, McCrann and Gallatin, in addition to the disclosure required for the Named Executive Officers.

 (2) Shares of Coram Common Stock subject to options or warrants which are currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage of the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, Coram understands that the persons named in the table above have sole voting and investment power with respect to all shares of Coram Common Stock shown as beneficially owned by them. No percent of class is shown for holdings of less than 1%. Percentage computations are based on 40,369,015 shares of Coram Common Stock outstanding as of November 6, 1995.

 (3) Includes 3,000,000 shares and 500,000 shares subject to options granted to Mr. Sweeney on July 28, 1994 and September 7, 1995, respectively. The options are immediately exercisable, but any shares purchased thereunder will be subject to repurchase by Coram at the original exercise price paid per share upon the optionee's cessation of service prior to the vesting of such shares. Mr. Sweeney (i) vested as to 750,000 of the 3,000,000 option shares on July 7, 1995, with the balance of the option shares vesting in a series of successive equal monthly installments upon his completion of each additional month of service with Coram over the next thirty-six (36) months thereafter, and (ii) will vest as to 125,000 of the 500,000 option shares on September 6, 1996, with the balance of the option shares vesting in a series of successive equal monthly installments upon his completion of each additional month of service with Coram over the next thirty-six (36) months thereafter.

 (4) Does not include 2,200,000 shares subject to an option granted to Mr. Amaral on October 13, 1995. The option shares will vest and become exercisable in three successive equal installments, upon his completion of each year of service over the three-year period measured from the grant date. An option for the purchase of 1,400,000 shares was granted under the Coram Option Plan, and an option for the purchase of the remaining 800,000 shares was granted outside of the Coram Option Plan.

 (5) Includes 31,500 vested but unexercised shares pursuant to an option to purchase 94,500 shares granted to Mr. Carter on July 28, 1994, but does not include the balance of 63,000 option shares, which will become exercisable in two equal and successive annual installments over Mr. Carter's continued period of service with Coram measured from July 28, 1995. The option to acquire 94,500 shares was granted to Mr. Carter in cancellation of his existing contractual right to receive an option grant for 150,000 shares of T2 common stock in September 1994.

 (6) Includes 75,000 shares subject to an option granted to Mr. Fink on July 28, 1994 pursuant to the Automatic Grant Option Program of the Coram Option Plan. The option is immediately exercisable, but any shares purchased thereunder will be subject to repurchase by Coram at the original exercise price paid per share upon Mr. Fink's cessation of services prior to the vesting of such shares. Mr. Fink vested as to 18,750 of the option shares on July 7, 1995 and will vest as to the balance of the option shares in a series of successive equal monthly installments upon his completion of each additional month of Board service with Coram over the next thirty-six (36) months thereafter.

 (7) Includes 75,000 shares subject to an option granted to Mr. Pagliuca on July 28, 1994 pursuant to the Automatic Grant Option Program of the Coram Option Plan. The option is immediately exercisable, but any shares purchased thereunder will be subject to repurchase by Coram at the original exercise price paid per share upon Mr. Pagliuca's cessation of service prior to the vesting of such shares. Mr. Pagliuca vested as to 18,750 of the option shares on July 7, 1995 and will vest as to the balance of the option shares in a series of successive equal monthly installments upon his completion of each additional month of Board service with Coram over the next thirty-six
     (36) months thereafter.

 (8) Includes 75,000 shares subject to an option granted to Mr. Smith on July 28, 1994 pursuant to the Automatic Grant Option Program of the Coram Option Plan. The option is immediately exercisable, but any shares purchased thereunder will be unvested and subject to repurchase by Coram at the original exercise price paid per share upon Mr. Smith's cessation of service prior to the vesting of such shares. Mr. Smith vested as to 18,750 of the option shares on July 7, 1995 and will vest as to the balance of the option shares in a series of successive equal monthly installments upon his completion of each additional month of Board service with Coram over the next thirty-six (36) months thereafter.

 (9) Includes 75,000 shares subject to an option granted to Dr. Wilensky on November 7, 1994. The option is immediately exercisable, but any option shares purchased thereunder will be subject to repurchase by Coram at the original exercise price paid per share upon Dr. Wilensky's cessation of service prior to the vesting of such shares. Dr. Wilensky vested as to 18,750 of the option shares on November 6, 1995 and will vest as to the balance of the option shares in a series of successive equal monthly installments upon her completion of each additional month of Board service with Coram over the next thirty-six (36) months thereafter.

(10) Includes 100,000 shares subject to an option granted to Mr. Smith on September 7, 1995, which option is immediately exercisable for fully-vested shares. Also includes 6,770 shares vested and exercisable as of December 30, 1995, pursuant to an option to purchase 25,000 shares granted to Mr. Smith on November 1, 1994, but does not include the balance of 18,230 option shares, which will become exercisable and vested in successive equal monthly installments upon his completion of each additional month of service with Coram over the next thirty-five (35) months after December 30, 1995.

(11) Includes 100,000 shares subject to an option granted to Mr. Gallatin on September 7, 1995, which option is immediately exercisable for fully-vested shares. Also includes (i) options to purchase 84,891 shares of Coram Common Stock that were previously granted to him by T2 and were assumed by Coram,
     (ii) 466 shares credited to Mr. Gallatin's account under the T2 Medical Inc. 401(k) Plan and (iii) 27,083 shares vested and exercisable as of December 30, 1995 pursuant to an option to purchase 100,000 shares granted to Mr. Gallatin on November 1, 1994, but does not include the balance of 72,917 option shares, which will become exercisable and vested in a series of successive equal monthly installments upon his completion of each additional month of service with Coram over the next thirty-five (35) months after December 30, 1995.

(12) Includes 100,000 shares subject to an option granted to Mr. McCrann on September 7, 1995, which option is immediately exercisable for fully-vested shares. Also includes 100,000 shares subject to an option granted to Mr. McCrann on July 28, 1994, which option is immediately exercisable but any option shares purchased thereunder will be subject to repurchase by Coram at the original exercise price paid per share upon Mr. McCrann's cessation of service prior to the vesting of such shares. Mr. McCrann vested as to 25,000 of the option shares on July 7, 1995 and will vest as to the balance of the option shares in a series of successive equal monthly installments upon his completion of each additional month of service with Coram over the next thirty-six (36) months thereafter.

(13) Includes 87,500 vested shares subject to an option granted to Mr. Fortune on August 1, 1994, which may be exercised by him at any time prior to February 3, 1996.

(14) Includes 37,500 vested shares subject to an option granted to Mr. Leno on July 28, 1994, which may be exercised by him at any time prior to January 17, 1996.

(15) Excludes 87,500 shares which may be deemed to be beneficially owned by Patrick J. Fortune, the former President and Chief Operating Officer of Coram, and 37,500 shares which may be deemed to be beneficially owned by Sam R. Leno, the former Chief Financial Officer of Coram.

     There is no arrangement known to the Company, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION OF DIRECTORS

     Fees for Board Service. Directors who are employees of Coram receive no additional compensation for service on the Board of Directors. Non-employee directors of Coram receive no compensation for each Board meeting attended; however, all out-of-pocket expenses of directors related to meetings attended are reimbursed by Coram.

     Outside Directors' Automatic Option Grant Program. Non-employee members of Coram's Board of Directors participate in the Automatic Option Grant Program in effect under the Coram Option Plan. Each individual who served as a non-employee Board member on July 28, 1994 (other than Mr. Carter) received an automatic option grant under the program for 75,000 shares of Coram Common Stock at an exercise price of $11.00 per share, the fair market value on such date. Accordingly, Messrs. Fink, Pagliuca and Smith each received such a 75,000-share option grant. On November 7, 1994, the date of her appointment to the Coram

Board of Directors, Dr. Wilensky received an automatic option grant for 75,000 shares of Coram Common Stock at an exercise price of $15.375 per share. Each 75,000-share option grant is immediately exercisable for all of the option shares. However, any shares purchased under the option will be subject to repurchase by Coram at the original exercise price paid per share upon the optionee's cessation of Board service prior to vesting in such shares. With respect to the options granted to Messrs. Fink, Pagliuca and Smith, each optionee vested in 18,750 of the option shares upon completion of one year of Board service measured from July 8, 1994 and will vest in the balance in a series of equal monthly installments over the next thirty-six (36) months of Board service thereafter. Dr. Wilensky will vest in 25% of the option shares upon completion of one year of service measured from the grant date and will vest in the balance in a series of equal monthly installments over the next thirty-six (36) months of Board service thereafter.

     On July 28, 1994, Mr. Carter received a non-statutory stock option grant to purchase 94,500 shares of Coram Common Stock at an exercise price of $11.00 per share. The option becomes exercisable in a series of three (3) successive equal annual installments over Mr. Carter's period of Board service, with the first such installment to become exercisable on the first anniversary of the option grant date. The shares subject to Mr. Carter's option will vest in full upon (i) an acquisition of Coram by merger or asset sale of (ii) a change of control of Coram.

     On the date of each annual stockholders meeting, beginning with the 1995 Annual Meeting, each individual who will continue to serve as a non-employee Board member will receive a non-statutory stock option to purchase 2,500 shares of Coram Common Stock at an exercise price equal to the fair market value of the Coram Common Stock on the automatic option grant date. Each option will be immediately exercisable for all of the option shares. However, any shares purchased under the option will be subject to repurchase by Coram at the original exercise price paid per share upon the optionee's cessation of Board service prior to vesting in such shares. The optionee will vest in the option shares in a series of equal monthly installments over twelve (12) months of Board service measured from the automatic option grant date.

     The shares subject to each automatic option grant under the Coram Option Plan will vest in full upon (i) the optionee's cessation of Board service due to death or disability, (ii) an acquisition of Coram by merger or asset sale or
(iii) a change in control of Coram.

     The option granted to Mr. Carter and each automatic option granted to the other non-employee Board members includes a limited stock appreciation right which will allow the optionee, upon the successful completion of a hostile tender offer for more than 50% of Coram's outstanding securities, to surrender that option to Coram, in return for a cash distribution in an amount per surrendered option share equal to the highest price per share of Coram Common Stock paid in the tender offer less the exercise price payable per share.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the compensation earned, by the Company's former Chief Executive Officer and each of the two other highest paid executive officers whose compensation for the 1994 fiscal year was in excess of $100,000, for services rendered in all capacities to the Company and its subsidiaries for the fiscal year ended December 31, 1994. The individuals named in the table will be collectively referred to as the "Named Executive Officers." Information with respect to fiscal years prior to the last completed fiscal year is not provided because Coram was not a reporting company pursuant to Section 13(a) or 15(d) of the Exchange Act at any time prior to July 8, 1994.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG TERM
                                                                              COMPENSATION
                                                                              ------------
                                                 ANNUAL COMPENSATION             AWARDS
                                          ---------------------------------   ------------
             NAME AND                                          OTHER ANNUAL      STOCK        ALL OTHER
      PRINCIPAL POSITIONS(1)       YEAR    SALARY     BONUS    COMPENSATION    OPTIONS(#)    COMPENSATION
---------------------------------- ----   --------   -------   ------------   ------------   ------------
James M. Sweeney.................. 1994   $    -0-   $    --           --       3,000,000     $3,596,918(2)
  Chairman and Former
  Chief Executive Officer
Patrick J. Fortune................ 1994    161,762    87,000      171,129(3)      350,000             --
  Former President and
  Chief Operating Officer
Sam R. Leno....................... 1994    126,202        --       31,769(4)      150,000             --
  Former Vice President and
  Chief Financial Officer

---------------

(1) Reflects salary, bonus and other annual compensation paid by the registrant since its formation on July 8, 1994 to the Named Executive Officers as of December 31, 1994. Mr. Amaral assumed the duties of President and Chief Executive Officer from Mr. Sweeney on October 13, 1995. Mr. Richard M. Smith assumed the duties of Chief Financial Officer on August 30, 1995 and Messrs. McCrann and Gallatin also became executive officers of the Company on August 3, 1995.

(2) Consists of a cash fee paid to Mr. Sweeney for financial advisory services rendered in connection with the formation of Coram pursuant to an agreement with T2. See "Certain Relationships and Transactions."

(3) Consists of reimbursed expenses paid to Mr. Fortune in connection with his move to Denver, Colorado.

(4) Consists of reimbursed expenses paid to Mr. Leno in connection with his move to Denver, Colorado.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information concerning options granted to each of the Named Executive Officers during the fiscal year ended December 31, 1994. In addition, in accordance with the rules of the Commission, there are shown hypothetical gains or "option spreads" that would exist for the respective options. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term. Except for the limited stock appreciation rights described in footnote (4) below, no stock appreciation rights were granted to the Named Executive Officers during the fiscal year ended December 31, 1994.

                                          INDIVIDUAL GRANTS                          POTENTIAL REALIZABLE
                     -----------------------------------------------------------    VALUE AT ASSUMED ANNUAL
                       NUMBER OF      % OF TOTAL                                     RATES OF STOCK PRICE
                      SECURITIES       OPTIONS                                      APPRECIATION FOR OPTION
                      UNDERLYING      GRANTED TO     EXERCISE                               TERM(2)
                        OPTIONS      EMPLOYEES IN    PRICE PER      EXPIRATION     -------------------------
      NAME(1)        GRANTED(3)(4)   FISCAL YEAR    SHARE(5)(6)      DATE(3)           5%            10%
-------------------- -------------   ------------   -----------   --------------   -----------   -----------
James M. Sweeney....   3,000,000(7)      60.0         $ 11.00      July 27, 2004   $20,753,522   $52,593,503
Patrick J.
  Fortune...........     350,000(8)       7.0           11.75      July 31, 2004     2,586,329     6,554,266
Sam R. Leno.........     150,000          3.0           11.00      July 27, 2004     1,037,676     2,629,675

---------------

(1) Messrs. Fortune and Leno resigned on August 3, 1995 and July 10, 1995, respectively. On October 13, 1995, Mr. Amaral assumed the offices of President and Chief Executive Officer of the Company from Mr. Sweeney, and in connection therewith was granted an option on October 13, 1995 to purchase 2,200,000 shares at an exercise price of $3.40 per share. The option shares subject to Mr. Amaral's grant will vest and become exercisable in three successive equal annual installments upon his completion of each year of service with the Company over the three-year period measured from the October 13, 1995 grant date. Richard M. Smith assumed the duties of Chief Financial Officer on August 30, 1995, and in connection therewith was granted an option on September 7, 1995 to purchase 100,000 shares at an exercise price of $2.98 per share. Prior to becoming Chief Financial Officer of the Company, Mr. Smith was Vice President, Treasury and Tax of the Company, and in connection therewith was granted an option on November 1, 1994 to purchase 25,000 shares at an exercise price of $16.125 per share. The Company also named John T. Gallatin and Kelly J. McCrann as Executive Vice Presidents in August 1995. In connection therewith, each of Messrs. Gallatin and McCrann was granted an option on September 7, 1995 to purchase 100,000 shares at an exercise price of $2.98 per share. Prior to becoming an Executive Vice President of the Company, Mr. Gallatin served as a Vice President of the Company, and in November 1994 was granted an option to purchase 100,000 shares at an exercise price of $16.125 per share. Prior to becoming an Executive Vice President of the Company, Mr. McCrann was President, Lithotripsy Division of the Company, and in connection therewith was granted an option on July 28, 1994 to purchase 100,000 shares at an exercise price of $11.00 per share. The options granted to Messrs. Smith, Gallatin and McCrann during the 1995 fiscal year are immediately exercisable for fully vested shares. The option grants previously made to these three individuals during the 1994 fiscal year will vest as to 25% of the option shares upon completion of one year of service with the Company measured from the grant date, and the balance of the option shares will vest in a series of equal monthly installments over the next thirty-six months of service thereafter.

(2) Potential realizable value is determined by taking the exercise price per share and applying the stated annual appreciation rate compounded annually for the term of the option (ten years), subtracting the exercise price per share at the end of the period and multiplying the remaining number by the number of options granted. Actual gains, if any, on stock options exercises and Coram Common Stock holdings are dependent on the future performance of the Coram Common Stock and overall stock market conditions. Does not reflect declines in the market price of Coram Common Stock subsequent to December 31, 1994.

(3) The options granted to the Named Executive Officers were immediately exercisable for all the option shares as of the grant date. However, any shares purchased thereunder are subject to repurchase by the Company, at the original exercise price paid per share, upon the optionee's cessation of service prior to vesting in such shares. The optionee vests in 25% of the option shares upon completion of one year of service with the Company measured from the applicable vesting commencement date, and the balance of the option shares will vest in a series of equal monthly installments over the next thirty-six months of service thereafter. The applicable vesting commencement date is July 8, 1994 for the options granted to Messrs. Sweeney and Leno and August 1, 1994 for the option granted to Mr. Fortune. The shares subject to Mr. Sweeney's option will immediately vest in full upon (i) an acquisition of Coram by merger or asset sale or (ii) a change in control of Coram, and the options will remain exercisable for such vested shares until the expiration of the ten (10)-year option term. In connection with their resignations from the Company, the options held by Messrs. Fortune and Leno terminated with respect to 312,500 and 112,500 unvested shares, respectively. Messrs. Fortune and Leno retain options to purchase 87,500 and 37,500 vested shares, respectively, and they will each have a six-month period measured from the effective date of their resignation in which to exercise their options for those vested shares. The exercise price in effect for Mr. Fortune's option is $11.75 per share, and the exercise price in effect for Mr. Leno's option is $11.00 per share.

(4) Each option granted to the Named Executive Officers includes a limited stock appreciation right which allows the optionee, upon the successful completion of a hostile tender offer for more than 50% of Coram's outstanding securities, to surrender that option to Coram in return for a cash distribution in an amount per surrendered option share equal to the highest price per share of Coram Common Stock paid in the tender offer less the exercise price payable per share.

(5) The exercise price for each option may be paid in cash, in shares of Coram's Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. Coram may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares, together with any Federal and state income tax liability incurred by the optionee in connection with such exercise.

(6) The Compensation Committee, as the Coram Option Plan Administrator, has the authority to reprice outstanding options under such plan, other than the automatic option grants held by the non-employee Board members. On September 7, 1995, the Compensation Committee repriced all such outstanding options held by Coram employees on such date with exercise prices in excess of $5.50 per share to a reduced exercise price of $5.50 per share. However, options held by Messrs. Sweeney, Fortune, Leno and all of the Company's non-employee directors were not subject to such repricing.

(7) Excludes 500,000 shares subject to an option granted to Mr. Sweeney on September 7, 1995 at an exercise price of $3.50 per share. The option is immediately exercisable as of the grant date, but any shares purchased thereunder will be subject to repurchase by Coram at the original exercise price paid per share upon Mr. Sweeney's cessation of service prior to the vesting of such shares. Mr. Sweeney will vest as to 25% of the option shares on September 6, 1996, with the balance of such shares vesting in a series of successive equal monthly installments upon his completion of each additional month of service with Coram over the next thirty-six (36) months thereafter.

(8) Excludes 50,000 shares subject to an option granted to Mr. Fortune on February 1, 1995 at an exercise price of $21.50 per share. All of such options were forfeited upon Mr. Fortune's resignation from Coram as of August 3, 1995.

OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES

     The following table sets forth information concerning the aggregate number of options exercised during the fiscal year ended December 31, 1994, by each of the Named Executive Officers of Coram and outstanding options held by each such officer at December 31, 1994. None of the Named Executive Officers exercised any stock appreciation rights during the 1994 fiscal year. Except for the limited stock appreciation rights described in footnote (4) above, under "Option Grants in Last Fiscal Year," no stock appreciation rights were held by the Named Executive Officers at the end of the 1994 fiscal year.


                                             NUMBER OF UNEXERCISED OPTIONS AT         VALUE OF UNEXERCISED IN-THE-MONEY OPTIONS AT
                                                     DECEMBER 31, 1994                           DECEMBER 31, 1994(2)
                   SHARES               -------------------------------------------   --------------------------------------------
                  ACQUIRED                            EXERCISABLE/                                  EXERCISABLE/
                     ON       VALUE                    SUBJECT TO                                    SUBJECT TO
      NAME        EXERCISE   REALIZED   EXERCISABLE   REPURCHASE(1)   UNEXERCISABLE   EXERCISABLE   REPURCHASE(1)   UNEXERCISABLE
----------------- --------   --------   -----------   -------------   -------------   -----------   -------------   -------------
James M.
  Sweeney........    --         --           0          3,000,000           0              0         $ 16,500,00          0
Patrick J.
  Fortune........    --         --           0            350,000           0              0           1,662,500          0
Sam R. Leno......    --         --           0            150,000           0              0             825,000          0

---------------

(1) The options held by the Named Executive Officers were immediately exercisable for all the option shares. However, any shares purchased thereunder are subject to repurchase by the Company, at the original exercise price paid per share, upon the optionee's cessation of service prior to vesting in those shares. The optionee vests in twenty-five percent (25%) of the option shares upon completion of one year of service with the Company measured from the applicable vesting commencement date, and the balance of the option shares will vest in a series of equal monthly installments over the next thirty-six months of service thereafter. The applicable vesting commencement date is July 8, 1994 for the options granted to Messrs. Sweeney and Leno and August 1, 1994 for the option granted to Mr. Fortune. In connection with their resignations from the Company, the options held by Messrs. Fortune and Leno terminated with respect to 312,500 and 112,500 unvested shares, respectively. Messrs. Fortune and Leno retain options to purchase 87,500 and 37,500 vested shares, respectively, and they will each have a six-month period measured from the effective date of their resignation in which to exercise their options for those vested shares.

(2) Value is determined by subtracting the exercise price from the fair market value (the closing price for the Common Stock as reported by the New York Stock Exchange) as of December 30, 1994 ($16.50) and multiplying the resulting number by the number of underlying shares of Common Stock. For the purpose of such calculation, the exercise price per share is the applicable exercise price as of December 31, 1994 and does not reflect market price declines subsequent to December 31.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL
ARRANGEMENTS

     Coram does not presently have any employment contracts in effect with any of the executive officers named in the Summary Compensation Table.

     Coram presently has an employment agreement with its President and Chief Executive Officer, Donald J. Amaral, for a three-year term commencing October 13, 1995, unless otherwise terminated. Under the agreement, Mr. Amaral will receive a base salary of $600,000 per annum, and the right to receive a performance bonus. If Mr. Amaral's employment is terminated by the Company other than for cause or by Mr. Amaral in the event that the Company fails to comply with any material provision of the agreement, Mr. Amaral will be entitled to receive his base salary through the longer of (i) the remaining term of the agreement or (ii) twelve months, plus a bonus payable after the end of each of the Company's fiscal years thereafter through 1998 in an amount equal to the average bonus earned by Mr. Amaral during the employment period. Under the agreement, Mr. Amaral was also granted options to purchase 2,200,000 shares of Common Stock at $3.40 per share. The options will vest and become exercisable in three equal annual installments upon Mr. Amaral's completion of each year of service over the three-year period measured from the October 13, 1995 grant date. The options will immediately vest and become exercisable in full upon (i) a change in control of the Company; (ii) any termination by the Company of the employment agreement other than for cause; (iii) any termination by Mr. Amaral as a result of a material breach of the employment agreement by the Company; or (iv) termination of the employment agreement as a result of Mr. Amaral's death or permanent disability. Mr. Amaral is also eligible to receive all other benefits generally made available by the Company to its senior executives.

     The shares subject to each of the options granted to Mr. Sweeney, the Company's Chairman and former Chief Executive Officer, under the Coram Option Plan (as described above in Footnote (3) to the table in the "Option Grants in Last Fiscal Year" section) will immediately vest in full upon (i) an acquisition of the Company by merger or asset sale or (ii) a change in control of the Company. In addition, the 500,000 share option granted to Mr. Sweeney on September 7, 1995 will immediately vest in full upon any involuntary termination of Mr. Sweeney, other than for cause.

     Shares subject to options granted under the Coram Option Plan to the Company's other executive officers will immediately vest in full upon (i) an acquisition of the Company by merger or asset sale in which such options are not to be assumed by the acquiring entity or, (ii) if such options are so assumed, the subsequent termination of the optionee's employment (whether involuntarily or through a forced resignation) within eighteen (18) months following such acquisition. In addition, the Compensation Committee, as the Coram Option Plan Administrator, has the authority to provide for the accelerated vesting of the shares of the Company's Common Stock subject to outstanding options held by the Company's executive officers, or any unvested shares actually held by those individuals under the Coram Option Plan, in connection with a hostile take-over of the Company effected through a successful tender offer for more than 50% of the Company's outstanding securities or through a change in the majority of the Board as a result of one or more contested elections for Board membership or in the event such individual's employment were to be terminated (whether involuntarily or through a forced resignation) following such hostile take-over.

     Mr. Gallatin is subject to an employment agreement with T2, a predecessor of Coram, originally dated December 24, 1993, which will expire on December 31, 1995. Mr. Gallatin's employment agreement provides that, following a "change of control" of T2 if (i) Mr. Gallatin is fired without cause, (ii) T2 or its successor requires Mr. Gallatin to move his principal residence outside of the Atlanta, Georgia metropolitan area or (iii) T2 or its successor changes his responsibilities substantially without Mr. Gallatin's consent, then Mr. Gallatin may terminate the agreement and become entitled to a single cash payment in an amount equal to one year of his base salary. A "change in control" is deemed to have occurred when (a) a plan of merger or consolidation is adopted in which the holders of shares of T2 common stock would receive less than 50% of the voting capital stock of the surviving or resulting corporation, (b) the approval by the board of directors of T2 of an agreement for the sale or transfer of substantially all of the assets of T2, or (c) the acquisition of more than 20% of the outstanding shares of T2 common stock by any person in the absence of prior approval of the board of directors.

     Since the resignation of Patrick J. Fortune as the Company's President and Chief Operating Officer, the Company has been paying Mr. Fortune his salary in accordance with the terms of his original offer of employment to Mr. Fortune in August 1994. Mr. Fortune's salary continuation will continue until April 1996. The Company entered into a consulting agreement with Mr. Fortune on August 3, 1995 under which Mr. Fortune will render consulting services to the Company on an as needed basis for a one year term. Under the agreement, Mr. Fortune agreed to devote (i) reasonable consulting services as requested by the Company's Chief Executive Officer or his designee; (ii) no more than twenty hours per week to performing consulting services commencing November 3, 1995; and (iii) no more than ten hours per week commencing February 3, 1996. As compensation for Mr. Fortune's consulting services, the Company agreed to pay Mr. Fortune a consulting fee of $1,350 for each day on which Mr. Fortune devotes a material amount of time to rendering such consulting services.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Richard A. Fink and Stephen G. Pagliuca were the only two members of the Compensation Committee of Coram during the last completed fiscal year. Messrs. Fink and Pagliuca are both non-employee directors of Coram who have not previously been in Coram's employ. Mr. Fink is a partner in a law firm that rendered various legal services to Coram in 1994. In April 1995, Coram paid Mr. Pagliuca a fee of approximately

$2 million for certain investment banking and financial advisory services rendered in connection with Coram's acquisition of the alternate site and certain related businesses of Caremark International, Inc. (the "Caremark Business") in 1995. The fee was contingent upon the closing of the acquisition of the Caremark Business and represented approximately two-thirds of one percent of the $310 million financing secured by Coram in connection with such transaction. No executive officer of Coram serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of Coram's Board of Directors or Compensation Committee.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     As members of the Compensation Committee of Coram's Board of Directors, it is our duty to set the base salary of certain executive officers each fiscal year and to approve the individual bonus programs to be in effect for those individuals. In addition, we have the exclusive authority to award stock options under the Coram Option Plan to Coram's executive officers and other key employees. The following is a summary of the policies which governed our decisions concerning the compensation paid to Coram's executive officers for the fiscal year ended December 31, 1994, including the compensation reflected in the tables which appear elsewhere in this Proxy Statement.

GENERAL COMPENSATION POLICY

     Introduction. Coram was established in July 1994 through the merger of four separate publicly-held corporations (the "Four-Way Merger"). Our major objective for the 1994 fiscal year was to implement a compensation structure which would retain the services of those executive officers of the four merged companies who we identified as essential to Company's long-term financial success. Accordingly, we developed a compensation policy with three major objectives: (i) to offer base salary levels sufficient to induce and attract executive officers to join the Company subsequent to the Four-Way Merger and (ii) provide a significant equity component in the form of stock option grants which would serve to strengthen the mutuality of interests between the executive officers and Coram's shareholders.

     Factors. The primary factors which we considered in establishing the components of each executive officer's compensation package for the 1994 fiscal year are summarized below. We may, however, apply entirely different factors, particularly different measures of performance, in setting executive compensation for future fiscal years.

     * Base Salary. As indicated, the base salary of each executive officer for the 1994 fiscal year was based on salary levels we believed were necessary to induce and attract such individuals to join Coram subsequent to the Four-Way Merger. On the basis of our knowledge of the home health care industry, we believe that these base salary levels are competitive with the companies in the home health care industry with which Coram competes for executive talent. However, we did not, through one or more external salary surveys for the industry, independently confirm the specific percentiles at which the base salary levels in effect for Coram's executive officers stood in relation to other companies in the industry. We felt that the most appropriate vehicle to incent Coram's executive officers to remain with the Company and to contribute to Coram's financial success was to have a substantial portion of their total compensation package be in the form of the long-term equity component described below.

     Because it was not our intent for the 1994 fiscal year to target the base salary levels in effect for the executive officers at a designated percentile of the salary levels in effect for other companies in the home health care industry, there is no meaningful correlation between Coram's salary levels and the rates of base salary in effect for those companies which are taken into account in the Industry Index utilized for purposes of the stock price performance graph which follows this report.

     * Long-Term Incentive Compensation. The option grants which we make under the Coram Option Plan to the executive officers are intended to advance our overall objective in subjecting a substantial portion of each officer's compensation package to Company performance measured in terms of stock price appreciation. Accordingly, the option grants were designed to align the interests of Coram's executive officers with those of the shareholders and provide each officer with a significant incentive to manage Coram from the perspective of an owner with an equity stake in the business. Each grant allows the executive officer to acquire shares of Coram Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to ten years). The option shares vest in periodic installments over a specified period (generally four years), contingent upon the executive officer's continued employment with Coram. Accordingly, the option will provide a return to the executive officer only if he or she remains with Coram, and then only if the price of Coram's Common Stock appreciates.

     The size of the option grant to each executive officer was set at a level which we felt was appropriate to create a meaningful opportunity for stock ownership based upon the executive officer's current position with Coram, internal comparability with option grants made to other Company executives, the executive officer's current level of performance and his or her potential for future responsibility and promotion over the option term. We also took into account the number of unvested options held by the executive officer at the time of the new grant, including options granted to such individual prior to the Four-Way Merger by his or her former employer and assumed by Coram in the merger.

     We have established certain general guidelines by which we seek to target a fixed number of unvested option shares for each executive officer based upon his or her current position with Coram and his or her potential for growth within Coram, i.e., future responsibilities and possible promotions over the option term. However, we do not strictly adhere to these guidelines in making stock option grants, and the relative weight which we give to the various factors varies from individual to individual, as the circumstances warrant.

     * Annual Incentive Compensation. In March 1995, we awarded a performance bonus to Mr. Fortune, Coram's former President and Chief Operating Officer, in an amount equal to 54% of his base salary for the 1994 fiscal year. This bonus was awarded in lieu of a bonus that Mr. Fortune would have been entitled to receive had he remained with his previous employer. No other executive officers were awarded bonuses for the 1994 fiscal year.

     On September 7, 1995, we decided in our capacity as the Coram Option Plan Administrator to reprice each option outstanding under the Coram Option Plan on such date to a reduced exercise price of $5.50 per share, which represented a $2.00 per share premium over the market price of the Coram Common Stock on such date. However, we did not reprice the options held by Messrs. Sweeney, Fortune, Leno or any of the options held by any of the Company's directors. The remaining terms and conditions of each such repriced option remain unchanged. We implemented the repricing program because we believe that equity incentives are a significant factor in the Company's ability to attract and retain key employees and consultants who are critical to the Company's long-term success. During the period from April 1995 to September 1995, the market value of the Company's Common Stock had fallen as a result of market factors that affected stock prices throughout the healthcare industry and factors that affected the Company in particular. As a result, almost all of the options outstanding under the Coram Option Plan had exercise prices significantly in excess of the current market price of the Company's Common Stock. We believed that the Company's ability to retain existing employees critical to its future success would be impaired unless value was restored to their options by reducing the exercise price to a level closer to the current market value. Accordingly, to enjoy the benefit of the repriced option, each optionee must remain in the Company's service until the market price of the Company's Common Stock appreciates substantially over the September 7, 1995 market price.

CEO COMPENSATION

     Coram's former Chief Executive Officer, Mr. James M. Sweeney, did not receive a salary with respect to services rendered to Coram in the 1994 fiscal year. Mr. Sweeney was paid a consulting fee of approximately $3.5 million for financial services rendered pursuant to an agreement which he entered into with T2 prior to the consummation of the Four-Way Merger. The amount of the fee paid to Mr. Sweeney was determined as a fixed percentage of the average total market capitalization of Coram, as determined over the ten (10) trading day period immediately following the merger. Accordingly, we did not exercise any discretion with respect to this particular payment. In addition, Mr. Sweeney was not paid any base salary for his service as Chief

Executive Officer but was paid salary payments totaling $83,300 between August 3, 1995 and October 13, 1995 for his services as President after Mr. Fortune resigned.

     On the effective date of the Four-Way Merger, Mr. Sweeney was granted an option for 3,000,000 shares of Coram Common Stock as the principal inducement for him to serve as Coram's Chairman of the Board. The exercise price established for the option at the time of grant was $11.00 per share, based on the market price of the Coram Common Stock on the grant date. Additionally, on September 7, 1995, Mr. Sweeney was granted an option for 500,000 shares of Coram Common Stock as the principal inducement for him to assume the duties of President of Coram after Mr. Fortune resigned. The exercise price established for the option at the time of grant was $3.50 per share, based on the market price of the Coram Common Stock on the grant date. The option shares will vest in a series of installments as Mr. Sweeney continues in Coram's service over the four year period measured from July 8, 1994 and September 7, 1995, respectively. Accordingly, Mr. Sweeney's compensation is tied directly to shareholder value in the form of stock price appreciation over the period of his continued service with Coram.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

     As a result of Section 162(m) of the Internal Revenue Code, Coram is allowed a federal income tax deduction for compensation paid to certain executive officers, to the extent that compensation does not exceed $1 million per officer in any one year. This limitation applies to all compensation paid to the covered executive officers which is not considered to be performance based. However, any payments which qualify as performance-based compensation are not taken into account for purposes of this limitation. On the basis of this distinction, the Coram Option Plan has been specifically designed to assure that any compensation deemed paid in connection with the exercise of stock options granted under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify for performance-based treatment.

     We do not expect that the compensation to be paid to Coram's executive officers for the 1995 fiscal year will exceed the $1 million limit per officer. Accordingly, until final Treasury regulations are issued with respect to the new $1 million limitation, we will defer any decision on whether or not to restructure one or more components of the compensation paid to the executive officers so as to qualify those components as performance-based compensation that will not be subject to the $1 million limitation.

     The foregoing report has been submitted by the undersigned in our capacity as members of the Compensation Committee of Coram's Board of Directors.

                  Richard A. Fink
                  Stephen G. Pagliuca

                            STOCK PERFORMANCE GRAPH

     The following graph shows a comparison of the cumulative total stockholder returns assuming reinvestment of dividends for (i) Coram, (ii) the companies included in the Standard & Poor 500 Stock Index and (iii) the companies comprising the Dow Jones Industry Index for Health Care Providers for the period commencing July 11, 1994, the date Coram Common Stock was first publicly traded, through December 31, 1994. The stockholder returns are based upon an assumed $100 investment made on July 11, 1994 in each of three charted alternatives. The chart does not reflect declines in Coram's stock price subsequent to December 31, 1994.

----------------------------------------------------------------------------------------------
                                     Coram                                         DJ Health
      Measurement Period          Healthcare                                     Care Provid-
    (Fiscal Year Covered)            Corp         Peer Group        S&P 500           ers
----------------------------------------------------------------------------------------------
7/94                                       100             100             100             100
----------------------------------------------------------------------------------------------
12/94                                      115             104             104             101
----------------------------------------------------------------------------------------------

                      CERTAIN LITIGATION AND OTHER MATTERS

     In August 1995, the Company and certain of its officers and directors were named as defendants in 20 civil suits filed on behalf of individuals claiming to have purchased and sold Coram Common Stock during the time period from approximately February 16, 1995 through August 11, 1995. The suits were filed in the United States District Court for the District of Colorado and have been consolidated into one suit captioned: In Re: Coram Healthcare Corporation Securities Litigation, Matter File No. 95-N-2074. The complaint seeks certification of a plaintiff's class. In general, the complaints allege that the defendants made false and misleading statements to the public regarding, among other things, projected earnings, anticipated cost savings, and proposed mergers. The complaints assert claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 of the Securities and Exchange Commission, and seek unspecified compensatory damages, attorneys' fees and costs. The Company will seek coverage under existing directors and officers insurance policies for any settlements, judgments, and costs of defense in connection with these cases, within outstanding policy limits. There can be no assurance, however, that such insurance coverage will be adequate to cover all potential liabilities and costs that may be incurred.

     On November 2, 1995, a shareholder derivative suit captioned Martin J. Siegal v. James Sweeney, Tommy H. Carter, Richard A. Fink, Stephen G. Pagliuca,
L. Peter Smith, Gail R. Wilensky, Patrick J. Fortune and Coram Healthcare Corporation, Civil Action No. 14646 was filed in the Court of Chancery of the State of Delaware asserting substantially similar factual allegations as the suits described in the preceding paragraph, and seeking a judgment against the individual defendants to account to Coram for all damages sustained by Coram as a result of their alleged actions.

     The Company believes that it has meritorious defenses in these actions. Nevertheless, the ultimate of the litigation described in the preceding paragraphs cannot presently be determined. Accordingly, no provision for any loss that may result upon resolution of the suites has been made in the consolidated financial statements.

     The Company is also a party to various legal actions arising out of the normal course of its business. Management believes that the ultimate resolution of such actions will not have a material adverse effect on the Company's financial position and results of operations.

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

     Coram paid Mr. Sweeney a fee of approximately $3.5 million in 1994 for financial advisory services pursuant to an agreement between Mr. Sweeney and T2, a predecessor entity of Coram, in connection with the Four-Way Merger. The fee paid to Mr. Sweeney was determined as a percentage of the average total market capitalization of Coram as determined over the ten trading day period immediately following the Four-Way Merger.

     Following the consummation of the Four-Way Merger, Mr. Carter received a severance payment of $1,345,500, or 2.99 times his annual base salary with T2 of $450,000, from Coram pursuant to the terms of an employment agreement Mr. Carter entered into with T2 prior to the Four-Way Merger.

     In connection with the relocation of Coram's corporate headquarters to Denver, Colorado, during 1994, Coram made a loan of $650,000 to Mr. Leno, the former Chief Financial Officer and Secretary of Coram, which loan bears interest at the applicable interest rate under the Internal Revenue Code. The principal amount of such loan was repaid in July 1995.

     Mr. Fink is a partner in a law firm that rendered various legal services to Coram in 1994 and is continuing to render such services in 1995.

     In April 1995, Coram paid Mr. Pagliuca a fee of approximately $2 million for certain investment banking and financial advisory services rendered in connection with Coram's acquisition of the Caremark Business. The fee was contingent upon the closing of the acquisition of the Caremark Business and represented approximately two-thirds of one percent of the $310 million financing secured by Coram in connection with such transaction.

     Mr. Nathanson is a Managing Director of DLJ, an investment banking firm that rendered various financial services to Coram in 1995. An affiliate of DLJ provided a $150 million bridge loan to Coram in April 1995 in connection with the acquisition of the Caremark Business, pursuant to the terms of the Purchase Agreement. The Purchase Agreement provides that DLJ has the right to appoint a director to Coram's Board of Directors if an event of default has occurred and so long as it is continuing, provided; however, that the right terminates at such time that DLJ is no longer the holder of at least fifty percent of the aggregate principal amount of the outstanding bridge notes. DLJ was granted the option to exercise the right to appoint a director in September 1995, in exchange for certain waivers under the Purchase Agreement.

     In December 1994, L. Peter Smith received 1,170 shares of Coram Common Stock in connection with the settlement of an earn-out agreement by and between AllCare Health Services, Inc. ("AllCare") and Medisys, Inc. ("Medisys"), a predecessor to Coram. Mr. Smith had previously been a principal of AllCare before it was acquired by Medisys. Mr. Smith also received a cash payment of $55,000 from Coram in 1994 in settlement of a preexisting employment agreement with CareVan Medical System of Illinois, Inc., a subsidiary of Medisys.

     Mr. Charles A. Laverty served briefly as an executive officer and director of Coram during the last fiscal year. As a result of the Four-Way Merger and restructuring of Coram, Mr. Laverty became eligible to receive certain payments pursuant to the terms of an Employment Contract dated as of July 8, 1994 between Mr. Laverty and Coram, including a severance/noncompete payment of $2.5 million payable in 36 monthly installments. In 1994, payments under such contract totaled approximately $536,300. Coram also forgave a note in the amount of approximately $400,000 from Mr. Laverty, payable to a predecessor entity of Coram, as part of Mr. Laverty's severance.

     Mr. Miles E. Gilman served briefly as an executive officer and director of Coram during the last fiscal year. As a result of the Four-Way Merger and restructuring of Coram, Mr. Gilman received certain payments pursuant to the terms of a Severance/Non-Compete Agreement dated as of July 8, 1994 between Mr. Gilman and Coram, including a severance payment of $326,000 and a post-termination noncompete covenant payment of $2,000,000.

     Mr. William J. Brummond served briefly as an executive officer and director of Coram during the last fiscal year. As a result of the Four-Way Merger and restructuring of Coram, Mr. Brummond became eligible to receive certain payments pursuant to the terms of a Severance/Noncompete Agreement dated as of July 8, 1994, between Mr. Brummond and Coram, including a severance/noncompete payment of approximately $822,000, payable in 36 monthly installments. In 1994, payments under such contract totaled approximately $400,000.

                                   PROPOSAL 2

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The accounting firm of Ernst & Young LLP, served as independent auditors of the Company for the year ended December 31, 1994. Subject to stockholder ratification at the Annual Meeting, the Board of Directors has selected Ernst & Young LLP, as the Company's independent auditors for the fiscal year ending December 31, 1995. The affirmative vote of a majority of the shares of the Company's voting stock represented and voted at the Annual Meeting is required for ratification of the appointment of Ernst & Young LLP, as the Company's independent auditors.

     Representatives of Ernst & Young LLP, are expected to attend the Meeting. They will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG, LLP AS THE COMPANY'S
        INDEPENDENT AUDITORS.

                                 OTHER MATTERS

     Management does not know of any other matters to be brought before the Annual Meeting. If any other matter is properly presented for consideration at the Annual Meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their discretion on such matters.

                 STOCKHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

     Stockholders may submit proposals on matters appropriate for stockholder action at the Company's annual stockholder meetings, consistent with rules adopted by the Commission. Such proposals must be received by the Company not later than February 15, 1996 to be considered for inclusion in the proxy statement and form of proxy relating to the 1996 Annual Meeting of Stockholders. Any such proposals should be addressed to: Corporate Secretary, Coram Healthcare Corporation, 1125 Seventeenth Street, Suite 1500, Denver, Colorado 80202.

     Under Rule 14a-8 adopted by the Commission under the Exchange Act, proposals of stockholders must conform to certain requirements as to form and may be omitted from the proxy statement and proxy under certain circumstances. In order to avoid unnecessary expenditures of time and money by stockholders, stockholders are urged to review this rule and, if questions arise, to consult legal counsel prior to submitting a proposal.

                         ANNUAL REPORT TO STOCKHOLDERS

     The 1994 Annual Report of the Company, as filed with the Commission, is being mailed to the stockholders with this Proxy Statement. The Annual Report is not to be considered part of the soliciting material.

                                            CORAM HEALTHCARE CORPORATION

Denver, Colorado
November 13, 1995

--------------------------------------------------------------------------------

PROXY                     CORAM HEALTHCARE CORPORATION                     PROXY
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints James M. Sweeney and Donald J. Amaral, or any of them, the proxies and attorneys-in-fact for the undersigned, with full power of substitution and revocation, to represent and vote on behalf of the undersigned, at the 1995 annual meeting of stockholders of Coram Healthcare Corporation (the "Company") to be held at The Westin Hotel, 1672 Lawrence Street, Denver, Colorado on December 11, 1995 at 9:00 a.m. local time, and any adjournments or postponements thereof, all shares of the common stock, $.001 par value per share, of the Company standing in the name of the undersigned or which the undersigned may be entitled to vote as follows:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

1.  Election of Directors      / /  FOR all nominees listed below               / /  WITHHOLD AUTHORITY
    (check one box only)            (except as marked to the contrary below)         to vote for all nominees listed below

James M. Sweeney, Donald J. Amaral, Tommy H. Carter, Richard A. Fink, Andrew J.
                                   Nathanson,
         Stephen G. Pagliuca, L. Peter Smith and Dr. Gail R. Wilensky.

INSTRUCTIONS: To withhold authority to vote for any individual nominee, check the "FOR" box above and write that nominee's name on the space provided below.)

--------------------------------------------------------------------------------

2.  Election of Ernst & Young as independent auditors of the Company.

              / /  FOR          / /  AGAINST          / /  ABSTAIN

                 (TO BE COMPLETED AND SIGNED ON THE OTHER SIDE)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

3. In their discretion, the proxies are authorized to vote for the election of such substitute nominee(s) as such proxies may select in the event that one or more of the nominees named in Item 1 above becomes unable to serve, and upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

    The submission of this proxy if properly executed revokes all prior proxies given by the undersigned.

    This proxy when properly executed will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted FOR items 1 and 2.

    Receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement is hereby acknowledged.
                                                 Please sign exactly as name
                                                 appears on this card.

                                                 When shares are held by joint
                                                 tenants, both should sign. When
                                                 signing as attorney, executor,
                                                 administrator or guardian,
                                                 please give full title as such.
                                                 If a corporation, please sign
                                                 in full corporate name by
                                                 president or other authorized
                                                 officer. If a partnership,
                                                 please sign in partnership name
                                                 by authorized person.
                                                 Date ____________________, 1995

                                                 _______________________________
                                                   (Signature of stockholder)

                                                 _______________________________
                                                  (Signature of stockholder if
                                                          held jointly)
      NOTE: Please sign, date and mail this proxy promptly in the enclosed postage-paid envelope.

--------------------------------------------------------------------------------